Exhibit 99.1
Calamos Asset Management, Inc.     2020 Calamos Court     Naperville, Illinois 60563     800.582.6959     www.calamos.com

FOR IMMEDIATE RELEASE	News Release
Contact:
Maryellen Thielen
630-955-4830
Calamos Asset Management, Inc. Appoints Chief Operating Officer,
Promotes Two Distribution Executives
     NAPERVILLE, Ill., Feb. 1, 2007 — Calamos Asset Management, Inc. (Nasdaq: CLMS) today announced the promotion of three senior executives.
     Patrick H. Dudasik, 51, currently executive vice president, chief financial officer and treasurer, has also taken on the newly created role of chief operating officer. James F. Baka, 39, has been promoted to executive vice president and will become president of a new wealth management subsidiary expected to be launched later this year. Previously, he was senior vice president and national sales manager — institutional sales. Philip (Phipps) E. Moriarty II, 39, has been promoted to executive vice president and president of Calamos Financial Services LLC, a registered broker-dealer that acts as the sole distributor of the Calamos family of open-end mutual funds. Previously, he was senior vice president and national sales manager — intermediary channels.
     “I am delighted to announce these promotions, which are well-deserved and demonstrate the strength and experience of our management team,” said John P. Calamos, Sr., chairman, chief executive officer and co-chief investment officer. “Pat, Jim and Phipps will take on broader responsibilities in executing our distribution and management initiatives.”
     As chief operating officer, Dudasik will be responsible for general corporate oversight as well as management of the accounting, finance, operations, information technology and facilities functions. He joined the firm in 2001 as its chief financial officer. Previously, Dudasik worked for 18 years at Zurich Kemper Investments, Inc., where he last served as executive vice president and chief financial officer. Dudasik has a bachelor’s degree in accounting from Southern Illinois University and is a CPA.
     In addition to overseeing the firm’s institutional services and private wealth management areas, Baka has been charged with developing a full-service wealth management platform offering an array of investment products and value-added services. He also was appointed to Calamos Asset Management’s executive steering committee. Before joining the firm in 2003, Baka was a vice president for Fidelity Investments in Chicago. He has focused on managing private client group and
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CALAMOS ASSET MANAGEMENT, INC.

institutional teams during his 16 years in financial services. Baka received his bachelor’s degree in finance and management from Arizona State University.
     Moriarty’s responsibilities have been expanded to include marketing, business and product development. He also has been appointed to the company’s executive steering committee. Moriarty joined Calamos Asset Management in 2005 to manage its intermediary channel sales force and expand the firm’s client relationships. Previously, Moriarty was a managing director overseeing UBS’ Midwest institutional distribution team. Moriarty received his bachelor’s degree from Yale University and his MBA from the Kellogg School of Management at Northwestern University.
     Calamos Asset Management, Inc. (Nasdaq: CLMS) is a diversified investment firm offering equity, high yield, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.
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